                          AUDITED FINANCIAL STATEMENTS
                           AND SUPPLEMENTAL SCHEDULES

                         THE STANLEY ACCOUNT VALUE PLAN

                     Years ended December 31, 1999 and 1998

                         The Stanley Account Value Plan

                          Audited Financial Statements
                           and Supplemental Schedules

                     Years ended December 31, 1999 and 1998

                                    CONTENTS

Report of Independent Auditors.................................................1

Audited Financial Statements

Statement of Financial Condition at December 31, 1999..........................2
Statement of Financial Condition at December 31, 1998..........................3
Statement of Income and Changes in Plan Equity for the Year Ended
    December 31, 1999..........................................................4
Statement of Income and Changes in Plan Equity for the Year Ended
    December 31, 1998..........................................................5
Notes to Financial Statements..................................................6


Supplemental Schedules

Assets Held for Investment....................................................12
Transactions or Series of Transactions in Excess of 5% of the Current
    Value of Plan Assets......................................................13

                         Report of Independent Auditors

Pension Committee of The Board of Directors
The Stanley Works

We have audited the accompanying statements of financial condition of The Stanley Account Value Plan as of December 31, 1999 and 1998, and the related statements of income and changes in plan equity for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan at December 31, 1999 and 1998, and its income and changes in plan equity for the years then ended in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment as of December 31, 1999, and transactions or series of transactions in excess of 5% of the current value of plan assets for the year then ended, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1999 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1999 financial statements taken as a whole.


Ernst & Young

Hartford, Connecticut
March 13, 2000

                         The Stanley Account Value Plan

                        Statement of Financial Condition

                                December 31, 1999

                                                                                                                 UNALLOCATED
                                                 STANLEY STOCK                             CORNERSTONE          STANLEY STOCK
                                                     FUND             LOAN FUND                FUND                  FUND
                                                ---------------------------------------------------------------------------------
ASSETS
Investments, at current market value:
    The Stanley Works Common Stock:

       115,279 shares (cost $1,522,548)                                                    $ 3,472,780
       7,792,914 shares (cost $155,425,879)     $ 234,761,535
       8,646,238 shares (cost $149,295,384)                                                                   $ 260,467,920
    Short-term investments                          3,290,939                                  835,157                4,815
    Mutual Funds                                                                             8,999,619
                                                ---------------------------------------------------------------------------------
                                                  238,052,474                               13,307,556          260,472,735

Cash                                                  998,363        $   161,756
Contributions receivable                                                                    12,778,512
Dividends and interest receivable                       6,881                                    7,588                   13
Debt issuance costs, net of accumulated
    amortization of $141,569                                                                                      2,689,809
Loans to participants                                                  9,569,989
                                                ---------------------------------------------------------------------------------
                                                $ 239,057,718        $ 9,731,745         $  26,093,656        $ 263,162,557
                                                =================================================================================

LIABILITIES AND PLAN EQUITY
Liabilities:

    Debt                                                                                                      $ 202,236,608
    Accounts payable
                                                                                                              -------------------
                                                                                                                202,236,608

Plan equity                                     $ 239,057,718        $ 9,731,745         $  26,093,656           60,925,949
                                                ---------------------------------------------------------------------------------
                                                $ 239,057,718        $ 9,731,745         $  26,093,656        $ 263,162,557
                                                =================================================================================




                                                             MUTUAL FUNDS           TOTAL
                                                           -----------------------------------
ASSETS
Investments, at current market value:
    The Stanley Works Common Stock:

       115,279 shares (cost $1,522,548)                                       $    3,472,780
       7,792,914 shares (cost $155,425,879)                                      234,761,535
       8,646,238 shares (cost $149,295,384)                                      260,467,920
    Short-term investments                                   $        137          4,131,048
    Mutual Funds                                               11,219,928         20,219,547
                                                           -----------------------------------
                                                               11,220,065        523,052,830

Cash                                                                               1,160,119
Contributions receivable                                                          12,778,512
Dividends and interest receivable                                   1,083             15,565
Debt issuance costs, net of accumulated
    amortization of $141,569                                                       2,689,809
Loans to participants                                                              9,569,989
                                                           -----------------------------------
                                                             $ 11,221,148     $  549,266,824
                                                           ===================================

LIABILITIES AND PLAN EQUITY
Liabilities:

    Debt                                                                      $  202,236,608
    Accounts payable                                         $      2,248              2,248
                                                            ----------------------------------
                                                                    2,248        202,238,856

Plan equity                                                    11,218,900        347,027,968
                                                           -----------------------------------
                                                             $ 11,221,148     $  549,266,824
                                                           ===================================

See accompanying notes.

                         The Stanley Account Value Plan

                        Statement of Financial Condition

                                December 31, 1998

                                                                                                                   UNALLOCATED
                                                        STANLEY STOCK                        CORNERSTONE          STANLEY STOCK
                                                            FUND            LOAN FUND            FUND                 FUND
                                                      --------------------------------------------------------------------------
ASSETS
Investments, at current market value:
    The Stanley Works Common Stock:

       8,417,217 shares (cost $145,012,172)           $    233,577,772
       9,261,385 shares (cost $160,258,796)                                                                   $    257,003,434
    Short-term investments                                   3,528,034                                                   2,771
    Mutual Funds
                                                      --------------------------------------------------------------------------
                                                           237,105,806                                             257,006,205

Contributions receivable                                     1,970,567                     $    5,020,000
Dividends and interest receivable                               11,687                                                     900
Due to (from) Cornerstone Fund                              (4,480,000)                         4,480,000
Debt issuance costs, net of amortization of $47,190
                                                                                                                     2,784,188
Loans to participants                                                    $    12,562,808
                                                      --------------------------------------------------------------------------
                                                      $    234,608,060   $    12,562,808   $    9,500,000     $    259,791,293
                                                      --------------------------------------------------------------------------

LIABILITIES AND PLAN EQUITY
Liabilities:

    Debt                                                                                                      $    213,236,612
                                                                                                              ------------------
                                                                                                                   213,236,612

Plan equity                                           $    234,608,060   $    12,562,808   $    9,500,000           46,554,681
                                                      --------------------------------------------------------------------------
                                                      $    234,608,060   $    12,562,808   $    9,500,000     $    259,791,293
                                                      ==========================================================================




                                                              MUTUAL FUNDS           TOTAL
                                                            --------------------------------------
ASSETS
Investments, at current market value:
    The Stanley Works Common Stock:

       8,417,217 shares (cost $145,012,172)                                    $    233,577,772
       9,261,385 shares (cost $160,258,796)                                         257,003,434
    Short-term investments                                                            3,530,805
    Mutual Funds                                            $   3,721,092             3,721,092
                                                            --------------------------------------
                                                                3,721,092           497,833,103

Contributions receivable                                                              6,990,567
Dividends and interest receivable                                      25                12,612
Due to (from) Cornerstone Fund
Debt issuance costs, net of amortization of $47,190
                                                                                      2,784,188
Loans to participants                                                                12,562,808
                                                            --------------------------------------
                                                            $   3,721,117      $    520,183,278
                                                            --------------------------------------

LIABILITIES AND PLAN EQUITY
Liabilities:

    Debt                                                                       $    213,236,612
                                                                               -------------------
                                                                                    213,236,612

Plan equity                                                 $   3,721,117           306,946,666
                                                            --------------------------------------
                                                            $   3,721,117      $    520,183,278
                                                            ======================================


See accompanying notes.

                                                    The Stanley Account Value Plan

                                            Statement of Income and Changes in Plan Equity

                                                     Year ended December 31, 1999



                                                                                                                 UNALLOCATED
                                                        STANLEY STOCK                      CORNERSTONE FUND     STANLEY STOCK
                                                            FUND            LOAN FUND                               FUND
                                                      --------------------------------------------------------------------------
Investment income:
    Dividends                                         $      6,969,975                     $       343,615    $     7,467,322
    Interest                                                   162,473   $    1,069,054             20,638              3,309
                                                      --------------------------------------------------------------------------
                                                             7,132,448        1,069,054            364,253          7,470,631

Net realized and unrealized appreciation                    12,201,319                           5,997,054         14,427,856
Employee contributions                                      14,726,094
Employer contribution                                        7,626,379                          11,814,036

Withdrawals                                                (33,614,516)                         (2,085,052)

Administrative expenses                                       (368,689)                           (196,041)
Amortization expense                                                                                                  (94,379)
Interest expense                                                                                                  (12,671,027)
Interfund transfers - net                                   (3,253,377)      (3,900,117)           699,406          5,238,187
                                                      --------------------------------------------------------------------------
Net increase (decrease)                                      4,449,658       (2,831,063)        16,593,656         14,371,268

Plan equity at beginning of year                           234,608,060       12,562,808          9,500,000         46,554,681
                                                      --------------------------------------------------------------------------
Plan equity at end of year                            $    239,057,718   $    9,731,745    $    26,093,656    $    60,925,949
                                                      ==========================================================================



                                                          MUTUAL FUNDS           TOTAL
                                                       ---------------------------------------
Investment income:
    Dividends                                           $      112,053     $    14,892,965
    Interest                                                       357           1,255,831
                                                       ---------------------------------------
                                                               112,410          16,148,796

Net realized and unrealized appreciation                     1,495,767          34,121,996
Employee contributions                                       5,873,932          20,600,026
Employer contribution                                                           19,440,415

Withdrawals                                                 (1,173,455)        (36,873,023)

Administrative expenses                                        (26,772)           (591,502)
Amortization expense                                                               (94,379)
Interest expense                                                               (12,671,027)
Interfund transfers - net                                    1,215,901           -
                                                       ---------------------------------------
Net increase (decrease)                                      7,497,783          40,081,302

Plan equity at beginning of year                             3,721,117         306,946,666
                                                       ---------------------------------------
Plan equity at end of year                              $   11,218,900     $   347,027,968
                                                       =======================================


See accompanying notes.

                         The Stanley Account Value Plan

                 Statement of Income and Changes in Plan Equity

                          Year ended December 31, 1998



                                                                                                                   UNALLOCATED
                                                        STANLEY STOCK                        CORNERSTONE          STANLEY STOCK
                                                            FUND             LOAN FUND           FUND                 FUND
                                                      ------------------------------------------------------------------------------
Investment income:
    Dividends                                         $     7,187,776                                         $      7,968,259
    Interest                                                  115,232     $      740,986                                41,790
                                                      ------------------------------------------------------------------------------
                                                            7,303,008            740,986                             8,010,049

Net realized and unrealized appreciation

    (depreciation)                                       (172,047,896)                                            (194,385,843)
Employee contributions                                     20,470,845
Employer contribution                                                                      $    5,020,000

Withdrawals:
    Cash                                                  (40,629,708)
    The Stanley Works Common Stock                         (2,519,143)
                                                      -------------------
                                                          (43,148,851)

Administrative expenses                                      (588,725)
Amortization expense                                                                                                   (47,190)
Interest expense                                                                                                   (17,222,398)
Interfund transfers - net                                  (7,298,983)          (502,145)       4,480,000            1,020,723
                                                      ------------------------------------------------------------------------------
Net increase (decrease)                                  (195,310,602)           238,841        9,500,000         (202,624,659)

Plan equity at beginning of year                          429,918,662         12,323,967                           249,179,340
                                                      ------------------------------------------------------------------------------
Plan equity at end of year                            $   234,608,060     $   12,562,808   $    9,500,000     $     46,554,681
                                                      ==============================================================================



                                                                   MUTUAL FUNDS          TOTAL
                                                                 -----------------------------------
Investment income:
    Dividends                                                    $     40,203    $     15,196,238
    Interest                                                            2,527             900,535
                                                                 -----------------------------------
                                                                       42,730          16,096,773

Net realized and unrealized appreciation

    (depreciation)                                                    172,149        (366,261,590)
Employee contributions                                              1,332,347          21,803,192
Employer contribution                                                                   5,020,000

Withdrawals:
    Cash                                                             (124,679)        (40,754,387)
    The Stanley Works Common Stock                                                     (2,519,143)
                                                                 -----------------------------------
                                                                     (124,679)        (43,273,530)

Administrative expenses                                                (1,835)           (590,560)
Amortization expense                                                                      (47,190)
Interest expense                                                                      (17,222,398)
Interfund transfers - net                                           2,300,405
                                                                 -----------------------------------
Net increase (decrease)                                             3,721,117        (384,475,303)

Plan equity at beginning of year                                                      691,421,969
                                                                 -----------------------------------
Plan equity at end of year                                       $  3,721,117    $    306,946,666
                                                                 ===================================


See accompanying notes.

                         The Stanley Account Value Plan

                          Notes to Financial Statements

                                December 31, 1999

1. DESCRIPTION OF THE PLAN

The Stanley Account Value Plan (the "Plan") operates as a leveraged employee stock ownership plan, is designed to comply with the Internal Revenue Code of 1986, as amended, and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. The Plan is a defined contribution plan for eligible United States salaried and hourly paid employees of The Stanley Works (the "Company").

Each year, participants may contribute, through pre-tax payroll deductions up to 15% of their compensation, as defined in the Plan Agreement. Such contributions are matched by the Company in an amount equal to 50% of the participant's contribution up to a maximum matching contribution of 3 1/2% of the participant's compensation.

Prior to 1998, participant and Company contributions were invested in the Stanley Stock Fund. In 1998, the investment options for plan participant contributions were enhanced to include four investment funds in addition to the Company's common stock. Participants may invest in one fund, divide the account value among the funds or choose one of three pre-mixed blended investment options. Participant and Company contributions, prior to July 1, 1998, invested in the Stanley Stock Fund are guaranteed, if necessary, by the Retirement Plan for Salaried Employees of The Stanley Works or by the Pension Plan for Hourly Paid Employees of The Stanley Works, providing that the investment return on such stock acquired with employee contributions will not be less than an investment return based on two-year U.S. Treasury notes. The following investment funds are offered to participants:

STANLEY STOCK FUND--Consists of common stock of The Stanley Works. This stock is traded on the New York and Pacific Stock Exchanges under the symbol SWK.

BT PYRAMID EQUITY INDEX FUND--Seeks long-term growth, subject to the short-term fluctuations characteristic of the stock market. The fund invests in most of the Standard & Poors 500 (S&P 500), as well as other investments whose value is based on S&P 500 stocks.

INVESCO RETIREMENT TRUST STABLE VALUE FUND--Seeks liquidity and safety of principal, while providing a higher return than is typically offered by money market funds. The fund invests in a diversified portfolio of investment contracts with insurance companies, banks and other financial institutions.

                         The Stanley Account Value Plan

1. DESCRIPTION OF THE PLAN (CONTINUED)

AMERICAN FUNDS EUROPACIFIC GROWTH FUND--Seeks long-term growth, subject to the risks involved in investing outside of the United States, such as currency fluctuations, political instability, differing securities regulations and periods of liquidity.

FIDELITY MANAGEMENT TRUST COMPANY SELECT SMALL CAP FUND--Seeks long-term growth, subject to the short-term fluctuations characteristic of the small stock market. The fund invests in securities of small capitalization companies in various industries.

In 1998, the Plan was amended to provide an additional non-contributory benefit for U.S. salaried and non-union hourly employees ("Cornerstone Fund"). Under the new benefit arrangement, the Company contributes amounts ranging from 3% to 9% of employee compensation based on age (for 1998, percentages ranged from 2% to 7%). Assets of the new benefit feature are invested in equity securities and bonds.

Employees are fully vested as to amounts in their savings accounts attributable to their own contributions and earnings thereon and amounts transferred from the other qualified plans on their behalf. All participants are vested in 100% of the value of the Company matching contributions made on their behalf after five years of service, with no vesting in the matching contributions during the first through fifth years of service.

Effective in July 1998, the assets of the Plan are held in trust by an independent corporate trustee, Citibank, N. A. (the "Trustee") pursuant to the terms of a written Trust Agreement between the Trustee and the Company. Prior to July, State Street Bank and Trust Company served as Trustee.

Benefits generally are distributed upon termination of employment. Normally, a lump-sum distribution is made in cash or shares of the Company's Common Stock (hereinafter referred to as Common Stock, Stanley Stock, or shares), at the election of the participant, from the Stanley Stock Fund.

During active employment, subject to financial hardship rules, participants may withdraw, in cash only, all or a portion of vested amounts in their accounts.

                         The Stanley Account Value Plan

1. DESCRIPTION OF THE PLAN (CONTINUED)

Participants may borrow from their savings account up to an aggregate amount equal to the lesser of $50,000 or 50% of the value of their vested interest in such accounts with a minimum loan of $1,000. The $50,000 loan amount limitation is reduced by the participant's highest outstanding loan balance during the 12 months preceding the date the loan is made. Each loan is evidenced by a negotiable promissory note bearing a rate of interest equal to the prime rate as reported in The Wall Street Journal on the first business day of the month immediately preceding the calendar quarter during which the loan was made, which is payable, through payroll deductions, over a term of not more than five years. Participants are allowed ten years to repay the loan if the proceeds are used to purchase a principal residence. Only one loan per participant may be outstanding at any time.

If a loan is outstanding at the time a distribution becomes payable to a participant (or beneficiary), the distribution is made net of the loan outstanding, and the distribution shall fully discharge the Plan with respect to the participant's account value attributable to the outstanding loan balance.

The Plan borrowed $95,000,000 in 1989 from a group of financial institutions and $180,000,000 in 1991 from the Company (see Notes 3 and 4) to acquire 5,868,088 and 9,696,968 shares, respectively, of Common Stock from the Company's treasury and previously unissued shares. The shares purchased from the proceeds of the loans were placed in the Unallocated Stanley Stock Fund (the "Unallocated Fund"). Under the 1989 loan agreement, the Company guaranteed the loan and is obligated to make annual contributions sufficient to enable the Plan to repay the loan plus interest.

The Unallocated Fund makes monthly transfers of shares, in accordance with the Plan provisions, to the Stanley Stock Fund in return for proceeds equivalent to the average fair market value of the shares for the month subsequent to the last transfer. These proceeds, along with dividends received on allocated and unallocated shares and additional employee and Company contributions, if necessary, are used to make monthly payments of principal and interest on the debt. If dividends on the allocated shares are applied to the payment of debt service, a number of shares having a fair market value at least equal to the amount of the dividends so applied are allocated to the savings accounts of participants who would otherwise have received cash dividends. The excess of unallocated dividends over the amount necessary for principal and interest along with forfeitures of nonvested employee accounts are used to reduce future Company matching contributions. During 1998, these excess funds fully offset the Company's matching contribution.

                         The Stanley Account Value Plan

1. DESCRIPTION OF THE PLAN (CONTINUED)

The fair market value of shares released from the Unallocated Fund pursuant to loan repayments made during any year may exceed the total of employee contributions and Company matching contributions for that year. If that occurs, all participants who made contributions at any time during that year and who are employed by the Company on the last day of that year receive, on a pro rata basis, such excess value as an additional allocation of Stanley Stock for that year.

Each participant is entitled to exercise voting rights attributable to the shares allocated to their account. The Trustee is not permitted to vote participant shares for which instructions have not been given by the participant. Shares in the Unallocated Fund are voted by the Trustee in the same proportion as allocated shares.

The Company reserves the right to terminate the Plan at any time, subject to its provisions. Upon such termination of the Plan, the interest of each participant in the trust fund will become vested and be distributed to such participant or his or her beneficiary at the time prescribed by the Savings Plan terms and the Internal Revenue Code.

The Plan sponsor has engaged Hewitt Associates, to maintain separate accounts for each participant. Such accounts are credited with each participant's contributions, the allocated portion of the Company's matching contributions, related gains, losses and dividend income, and loan activity.

At December 31, 1999 and 1998, benefits payable to terminated vested participants amounted to $236,282 and $1,093,501, respectively.

2. SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

The Plan investments consist primarily of shares of Stanley Stock. Stanley Stock is traded on a national exchange and is valued at the last reported sales price on the last business day of the plan year. Short-term investments consist of short-term bank-administered trust funds which earn interest daily at rates approximating U.S. Government securities; cost approximates market value.

                         The Stanley Account Value Plan

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DIVIDEND INCOME

Dividend income is accrued on the ex-dividend date.

GAINS OR LOSSES ON SALES OF INVESTMENTS

Gains or losses realized on the sales of investments are determined based on average cost.

EXPENSES

Administrative expenses not paid by the Company are paid by the Plan.

RECLASSIFICATIONS

Certain 1998 amounts have been reclassified to conform to the current year presentation.

3. DEBT

Debt consisted of the following at December 31:

                                                       1999           1998
                                                  ------------------------------
Notes payable in monthly installments to 2009
   with interest at 6.07%                         $  33,610,763  $   39,610,763
Notes payable to the Company in monthly
   installments to 2028 with interest at 6.09%      168,625,845     173,625,849
                                                  ------------------------------
                                                  $ 202,236,608  $  213,236,612
                                                  ==============================

During 1998, notes payable to financial institutions were refinanced, resulting in a reduction in the interest rate, extension of the maturity and a prepayment penalty of $2,831,378, which is being amortized over the remaining term of the debt. Concurrently, notes payable to the Company were restructured, resulting in a reduction in the interest rate and extension of the maturity. Additionally, the Plan borrowed funds from the Company to pay the prepayment penalty.

The scheduled maturities of debt for the next five years are as follows:
2000--$7,400,000; 2001--$7,100,000; 2002--$6,900,000; 2003--$7,000,000 and
2004--$6,900,000.

                         The Stanley Account Value Plan

3. DEBT (CONTINUED)

The notes payable to the Company are secured by shares held in the Unallocated Stock Fund. The number of shares held as security is reduced as shares are released to Stanley Stock Fund pursuant to principal and interest payments. During the year, 335,420 shares were released and at December 31, 1999, 7,636,896 shares are pledged as security.

Payment of the Plan's debt has been guaranteed by the Company. Should the principal and interest due exceed the dividends paid on shares in the Stanley Stock and Unallocated Stock Funds, and employee and Company matching contributions, the Company is responsible for funding such shortfall.

4. TRANSACTIONS WITH PARTIES-IN-INTEREST

Fees paid during 1999 and 1998 for management and other services rendered by parties-in-interest were based on customary and reasonable rates for such services. The majority of such fees were paid by the Plan. Fees incurred and paid by the Plan during 1999 and 1998 were $591,502 and $590,560, respectively.

In 1991, the Plan borrowed $180,000,000 from the Company, the proceeds of which were used to purchase 9,696,968 shares of stock for the Plan. In 1998, the Plan borrowed $2.8 million from the Company, the proceeds of which were used to pay a prepayment penalty incurred in connection with debt refinancing. The Plan made $23,671,031 and $31,464,184 of principal and interest payments related to such debt in 1999 and 1998, respectively. At December 31, 1999, $202,236,608 was outstanding on such debt.

5. INCOME TAX STATUS

The Internal Revenue Service has ruled that the Plan and the trust qualify under Sections 401(a) and 401(k) of the Internal Revenue Code (IRC) and are therefore not subject to tax under present income tax law. Once qualified, the Plan is required to operate in accordance with the IRC to maintain its qualification. The Pension Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

                         The Stanley Account Value Plan

                           Assets Held for Investment

                                December 31, 1999

                                        DESCRIPTION OF INVESTMENT,
                                         INCLUDING MATURITY DATE,
    IDENTITY OF ISSUE, BORROWER, OR      RATE OF INTEREST, PAR OR
             SIMILAR PARTY                    MATURITY VALUE                          COST            CURRENT VALUE
----------------------------------------------------------------------------------------------------------------------
Common Stock:
    The Stanley Works*                  16,554,431 shares of Common Stock;
                                            par value $2.50 per
                                            share                                 $  306,243,811      $  498,702,235

    Citibank, N.A. *                    Short-Term Investment Fund-
                                            Pooled Bank Fund                           3,295,753           4,131,048

Mutual Funds:
    BT S&P Index Fund                   Pyramid Equity Index Fund                      4,270,736           5,030,725

    Invesco Retirement Trust
       Stable Value Fund                Invesco Retirement Trust                       2,346,777           2,347,557

    American Funds Euro
       Pacific Growth Fund              Euro Pacific Growth Fund                       1,516,883           2,037,646

    Fidelity Management Trust
       Company Select Small             Fidelity Select Small
       Cap Fund                             Capitalization Pool                        1,548,179           1,804,000

    BT Pyramid Russell 3000
       Fund                             Russell 300 Fund                               5,630,370           6,576,736

    BT Pyramid Broad Market
       Fixed Income Fund                Fixed Income Fund                              2,430,114           2,422,883

Loans to participants                   Promissory notes at prime rate
                                            with maturities of five
                                            years or ten years                         9,569,989           9,569,989
                                                                              ----------------------------------------
Total investments                                                                 $  336,852,612      $  532,622,819
                                                                              ========================================


* Indicates party-in-interest to the Plan.

                         The Stanley Account Value Plan

                Transactions or Series of Transactions in Excess
                    of 5% of the Current Value of Plan Assets

                          Year ended December 31, 1999

                                                                                       CURRENT VALUE
                                                                                        OF ASSET ON
 IDENTITY OF PARTY     PURCHASE DESCRIPTION OF                                          TRANSACTION      NET GAIN
      INVOLVED                  ASSETS              SELLING PRICE    COST OF ASSET          DATE          (LOSS)
---------------------------------------------------------------------------------------------------------------------
Category (iii) - Series of transactions in excess of 5 percent of plan assets

Citibank, N.A.*      Short-Term Investment Fund-
                         United States
                         Government Securities                        $  31,975,163     $ 31,975,163

Citibank, N.A.*      Short-Term Investment Fund-
                         United States
                         Government Securities       $ 32,207,344                         32,207,344


There were no category (i), (ii) or (iv) reportable transactions during 1999.

* Indicates party-in-interest to the Plan.